Vertex Pharmaceuticals Incorporated 130 Waverly Street Cambridge, MA 02139-4242 Tel. 617 444 6100 Fax 617 44 6680 www.vrtx.com	News Release

FOR IMMEDIATE RELEASE

Telegraph Hill Partners Acquires Instrumentation Assets of Aurora Instruments LLC from Vertex Pharmaceuticals

Cambridge, MA, December 4, 2003 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) announced today the sale of certain instrumentation assets of Vertex’s subsidiary Aurora Instruments LLC to Aurora Discovery, Inc., a new company formed by Telegraph Hill Partners, LP and Aurora Instruments’ senior management.  Aurora Instruments LLC develops and commercializes liquid and cell-dispensing instruments used in high throughput drug discovery screening and large-scale, automated molecular biology experiments.

Through the transaction, Telegraph Hill Partners is acquiring certain proprietary liquid and cell-dispensing instrumentation technologies and intellectual property.  The newly formed Aurora Discovery, Inc. will manage the ongoing instrument service contracts of Aurora Instruments and assume responsibility for its 40 employees.

Under the agreement, Vertex will retain non-exclusive licenses to use instrumentation technologies in drug discovery research.  Vertex will also retain exclusive rights to its electrical stimulation technology known as E-VIPR, an ion channel screening platform originally developed by Aurora Biosciences.  Vertex will not hold any continuing interest or equity stake in the instrumentation business.  With the completion of this transaction, Vertex has exited the tools and services business segment.

“Aurora Instruments possesses a unique set of capabilities and tools necessary for high speed, automated drug discovery research,” said Peter Coassin, President of Aurora Discovery.  “We are excited about our new relationship with Telegraph Hill Partners and look forward to continuing to provide high quality, innovative products and services to our life science customers.”

“This transaction enables Vertex to retain access to key discovery technologies and to continue to focus on our core objectives.  The discovery, development and commercialization of breakthrough small molecule drugs for serious diseases remains the focus of Vertex employees worldwide,” said Joshua Boger, Ph.D., Chairman and CEO of Vertex.

Vertex Pharmaceuticals Incorporated

Telegraph Hill Partners Acquires Instrumentation Assets from Vertex

December 4, 2003

Under Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” (SFAS 144) upon exiting a component of a business, corporations are required to retroactively adjust financial statements to reclassify the results of the assets sold as discontinued operations and exclude the financial results of the disposed business from continuing operations.  Vertex anticipates that the disposition of Aurora Instruments will require reclassifications to be made to Vertex’s 2003 and historical financial statements in Vertex’s year-end financial press release and 2003 Form 10-K filing.  The adjusted financial statements are expected to report the financial results of the Tools and Services business as discontinued operations for all periods presented.

Vertex today reiterated its guidance for a 2003 loss, before certain gains and charges, of approximately $180 million and a year-end cash, cash equivalents and available for sale securities position of more than $550 million.  Based on the anticipated application of Accounting Rule SFAS 144, the Company updated its guidance for 2003 full year revenue and expenses.  The Company anticipates that total revenue from continuing operations for 2003 will be approximately $66 million.  Vertex anticipates full year R&D expense from continuing operations will be approximately $202 million.  The Company expects full year SG&A expense from continuing operations will be approximately $39 million.  The Company also anticipates an estimated $1 million of net interest expense for the full year of 2003.

Vertex Pharmaceuticals acquired instrumentation tools and technologies as part of the Company’s acquisition of Aurora Biosciences Corporation in July 2001.  Through the Aurora acquisition, Vertex integrated a variety of proprietary assay and screening technologies and expertise into its discovery platform, and created a discovery site in San Diego dedicated to transmembrane protein drug discovery initiatives.  The San Diego site leads Vertex’s drug discovery program directed at the ion channel target class, with an emphasis on voltage-gated sodium channels.  Targets in the sodium channel subfamily are implicated in a variety of major medical indications, including pain and central nervous system disorders.

About Telegraph Hill Partners

Telegraph Hill Partners, based in San Francisco, CA, is a private equity investment firm specializing in life science and medical device businesses.  The firm targets investments in private companies that demonstrate strong financial performance and innovative products or services.  Additional information can be found at www.thpartners.net.

About Vertex Pharmaceuticals Incorporated

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical partners.  Vertex’s product pipeline is principally focused on viral diseases, inflammation, autoimmune diseases and cancer.  Vertex co-promotes the new HIV protease inhibitor Lexiva_ with GlaxoSmithKline.

Vertex Pharmaceuticals’ Safe Harbor Statement

This press release may contain forward-looking statements, including statements that Vertex expects the 2003 loss, before certain charges and gains, R&D expense, revenue, SG&A expense, net interest expense, and cash, cash equivalents and available for sale securities to be as set forth above.  While management makes its best efforts to be accurate in making forward-looking statements, such statements are subject to risks and uncertainties that could cause Vertex’s actual results to vary materially, including the risk that the net proceeds to Vertex from this transaction will not advance Vertex’s drug discovery and commercial objectives or that the impact on Vertex’s financial statements will be different than expected.  For further discussion of these and other risks and uncertainties, see Vertex’s filings with the United States Securities and Exchange Commission.  Vertex disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

LexivaTM is a trademark of the GlaxoSmithKline group of companies.

Vertex’s press releases are available at www.vrtx.com.

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Telegraph Hill Partners Contacts:

J. Matthew Mackowski, Robert G. Shepler, Deval A. Lashkari or Thomas A. Raffin, 415-765-6980

Aurora Discovery Contact:

Peter Coassin, President, 858-334-4504

Vertex Contacts:

Lynne H. Brum, Vice President, Corporate Communications and Financial Planning, 617-444-6614 Michele Karpf Belansky, Associate Director, Corporate Brand Management, 617-444-6259